Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Ampio Pharmaceuticals, Inc. and Subsidiaries

We consent to the incorporation by reference in this Form S-8 Registration Statement of Ampio Pharmaceuticals, Inc. (File No. 333-    ) of our report dated February 14, 2014, with respect to the consolidated balance sheets of Ampio Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2013, 2012, and 2011 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, which report appears in the December 31, 2013 annual report on Form 10-K of Ampio Pharmaceuticals, Inc.

/s/ EKS&H LLLP

EKS&H LLLP

March 7, 2014

Denver, Colorado